Exhibit 99.1

Agios and Sagard Healthcare Partners Announce $131.8 Million Purchase Agreement for TIBSOVO® Royalty

– Sagard Healthcare Partners Acquires Rights to Agios’ 5% Royalty on TIBSOVO® U.S. Net Sales –

CAMBRIDGE, Mass. and TORONTO, October 27, 2022 – Agios Pharmaceuticals, Inc. (NASDAQ: AGIO), a leader in the field of cellular metabolism pioneering therapies for rare and genetically defined diseases, and Sagard Healthcare Partners (“Sagard”) today announced that Agios has sold its rights to 5% royalties on U.S. net sales of Servier’s TIBSOVO® (ivosidenib tablets) to Sagard for a one-time payment of $131.8 million. TIBSOVO® is an oral, targeted therapy approved by the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with an isocitrate dehydrogenase-1 (IDH1) mutation with acute myeloid leukemia (AML) or cholangiocarcinoma (bile duct cancer). In 2021, Agios completed the sale of its oncology portfolio – including TIBSOVO® – to Servier. Agios retains its rights to a potential future milestone payment of $200 million for vorasidenib, as well as 15% royalties on U.S. net sales of vorasidenib.

“As a company solely focused on making an impact for people with rare and genetically defined diseases, this non-equity funding provides us with increased financial flexibility to continue to advance our mission,” said Brian Goff, chief executive officer at Agios. “As the result of a competitive process, we achieved an attractive valuation for the TIBSOVO® royalty and identified an agile and collaborative financial partner in Sagard Healthcare Partners. As we execute our PYRUKYND® commercial launch, advance multiple pivotal studies across thalassemia, sickle cell disease and pediatric pyruvate kinase deficiency, and build a sustainable pipeline through both internally and externally discovered assets, this deal enhances our ability to stay laser-focused on unlocking the greatest impact for people living with genetically defined diseases.”

“Agios is a pioneer in cellular metabolism with a track record of developing innovative, targeted therapies for patients with tremendous unmet need,” said David MacNaughtan, Partner & Head of Sagard Healthcare Partners. “We are pleased to invest in TIBSOVO®, which represents an important therapeutic approach for patients with hematologic malignancies with an IDH1 mutation.”

Wilmer Cutler Pickering Hale and Dorr LLP served as legal advisor to Agios. Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, PC acted as legal advisor to Sagard on the transaction.

About Agios

Agios is a biopharmaceutical company that is fueled by connections. The Agios team cultivates strong bonds with patient communities, healthcare professionals, partners and colleagues to discover, develop and deliver therapies for rare and genetically defined diseases. In the U.S., Agios markets a first-in-class pyruvate kinase (PK) activator for adults with PK deficiency, the first disease-modifying therapy for this rare, lifelong, debilitating hemolytic anemia. Building on the company’s leadership in the field of cellular metabolism, Agios is advancing a robust clinical pipeline of investigational medicines with active and planned programs in alpha- and beta-thalassemia, sickle cell disease, pediatric PK deficiency and MDS-associated anemia. In addition to its clinical pipeline, Agios has multiple investigational therapies in preclinical development and an industry-leading research team with unmatched expertise in cellular metabolism and genetics. For more information, please visit the company’s website at www.agios.com.

About Sagard

Sagard is a multi-strategy alternative asset manager with more than US$14 billion under management and professionals located in Canada, the U.S. and Europe. Sagard seeks attractive investment returns by combining its entrepreneurial and disciplined culture with flexible capital and a unique global network of portfolio companies, limited partners, advisors and other valued relationships. As a firm, Sagard operates platforms that invest across five asset classes: venture capital, private equity, private credit, real estate and healthcare royalties. Through its ecosystem partners, Sagard also engages in private wealth management and new venture creation.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Agios’ use of proceeds from the transaction with Sagard, Agios’ plans, strategies and expectations for the preclinical, clinical and commercial advancement of its drug development programs, including PYRUKYND® (mitapivat) and the potential benefits of Agios’ strategic plans and focus. The words “anticipate,” “expect,” “goal,” “hope,” “milestone,” “plan,” “potential,” “possible,” “strategy,” “will,” “vision,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including, without limitation risks and uncertainties related to: the impact of the COVID-19 pandemic on Agios’ business, operations, strategy, goals and anticipated milestones, including its ongoing and planned research activities, ability to conduct ongoing and planned clinical trials, clinical supply of current or future drug candidates, commercial supply of future approved products, and launching, marketing and selling future approved products; Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA, the EMA or other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Agios’ ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures and competitive factors; Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to establish and maintain collaborations; the failure of Agios to receive milestone or royalty payments related to the sale of its oncology business, the uncertainty of the timing of any receipt of any such payments, and the uncertainty of the results and effectiveness of the use of proceeds from the transactions with Servier and Sagard; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Agios’ public filings with the Securities and

Exchange Commission. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.

Agios Contacts

Investors:

Holly Manning, 617-844-6630

Senior Director, Investor Relations

Holly.Manning@agios.com

Media:

Jessica Rennekamp, 857-209-3286

Senior Director, Corporate Communications

Jessica.Rennekamp@agios.com